SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No._1_)*

                             INFORMATICA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    45666Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                November 30, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 16 Pages

                       Exhibit Index Contained on Page 14

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 2 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       365,000 shares, of which 296,879 shares are directly owned by
                SHARES                                     Integral Capital Partners III, L.P. ("ICP3") and 68,121 shares
             BENEFICIALLY                                  are directly owned by Integral Capital Partners International
            OWNED BY EACH                                  III, L.P. ("ICPI3"). ICM3 is the general partner of ICP3 and the
              REPORTING                                    investment general partner of ICPI3.
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           365,000  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              365,000 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              2.5%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 3 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR PLACE  OF  ORGANIZATION
                     Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 4 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR PLACE  OF  ORGANIZATION
                     Delaware  (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                            -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 5 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       296,879 shares are directly owned by ICP3.  Integral Capital
                SHARES                                     Management III, L.P. is the general partner of ICP3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           296,879  shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              296,879 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                               2.0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 6 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP  OR  PLACE  OF   ORGANIZATION
                     Cayman  Islands (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       68,121 shares are directly owned by ICPI3.  Integral Capital
                SHARES                                     Management III, L.P. is the investment general partner of ICPI3.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           68,121   shares  (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                               68,121 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                              0.5%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 7 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 45666Q102                                              13G        Page 8 of 16 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                    (a)   [ ]       (b )   [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           -0-
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                         -0-
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                           [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%
----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Informatica Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3350 West Bayshore Rd.
                  Palo Alto, CA  94303

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4") and Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"). The principal business address of ICM3, ICM4 and Integral NBT is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM3, ICM4 and Integral NBT, this statement relates only to ICM3's, ICM4's and Integral NBT's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP3, ICPI3, ICP4 and Side Fund, and none of ICM3, ICM4 or Integral NBT, directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4 and Integral NBT, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4 and Integral NBT, respectively such that no single general partner or manager of ICM3, ICM4 or Integral NBT has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  45666Q102

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ]      Broker or dealer  registered  under Section 15 of the
                           Exchange Act.
         (b)      [ ]      Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act.
         (c)      [ ]      Insurance  company as defined in Section  3(a)(19) of
                           the Exchange Act.
         (d)      [ ]      Investment  company registered under Section 8 of the
                           Investment Company Act.
         (e)      [ ]      An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(1)(ii)(E);
         (f)      [ ]      An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [ ]      A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [ ]      A savings  association  as defined in Section 3(b) of
                           the Federal Deposit Insurance Act;
         (i)      [ ]      A church plan that is excluded from the definition of
                           an investment  company under Section  3(c)(14) of the
                           Investment Company Act;
         (j)      [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management III, L.P.

                  (a)      Amount Beneficially Owned: 365,000
                  (b)      Percent of Class: 2.5%
                  (c)      Number of shares as to which such person has:
                           o        Sole power to vote or to direct vote: -0-
                           o        Shared  power  to  vote or to  direct  vote:
                                    365,000
                           o Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 365,000

         B.       Integral Capital Management IV, LLC

                  (a)      Amount Beneficially Owned:  -0-
                  (b)      Percent of Class: 0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         C.       Integral Capital Partners NBT, LLC

                  (a)      Amount Beneficially Owned: -0-
                  (b)      Percent of Class: 0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         D.       Integral Capital Partners III, L.P.

                  (a)      Amount Beneficially Owned: 296,879
                  (b)      Percent of Class: 2.0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    296,879
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 296,879

         E.       Integral Capital Partners International III, L.P.

                  (a)      Amount Beneficially Owned: 68,121
                  (b)      Percent of Class: 0.5%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared  power  to  vote or to  direct  vote:
                                    68,121
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: 68,121

         F.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned: -0-
                  (b)      Percent of Class: 0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

         G.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Amount Beneficially Owned: -0-
                  (b)      Percent of Class: 0%
                  (c)      Number of shares as to which such person has:
                           1.       Sole power to vote or to direct vote: -0-
                           2.       Shared power to vote or to direct vote: -0-
                           3. Sole power to dispose or to direct the disposition: -0-
                           4. Shared power to dispose or to direct the disposition: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 6, 1999

                      INTEGRAL CAPITAL MANAGEMENT III, L.P.

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT IV, LLC

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                       INTEGRAL CAPITAL PARTNERS NBT, LLC

                       By       /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                       INTEGRAL CAPITAL PARTNERS III, L.P.

                       By Integral Capital Management III, L.P., its General Partner

                       By       /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                       By Integral Capital Management III, L.P., its Investment General Partner

                       By       /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                       INTEGRAL CAPITAL PARTNERS IV, L.P.

                       By Integral Capital Management IV, LLC,
                       its General Partner

                       By       /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                      By Integral Capital Partners NBT, LLC
                      its General Partner

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                                  EXHIBIT INDEX

                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                             15

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated December 6, 1999 containing the information required by Schedule 13G, for the 365,000 Shares of capital stock of Informatica Corporation held by Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Date:  December 6, 1999

                      INTEGRAL CAPITAL MANAGEMENT III, L.P.

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL MANAGEMENT IV, LLC

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS NBT, LLC

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS III, L.P.

                      By Integral Capital Management III, L.P., its General Partner

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS INTERNATIONAL III, L.P.

                      By Integral Capital Management III, L.P., its Investment General Partner

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a General Partner

                      INTEGRAL CAPITAL PARTNERS IV, LLC

                      By Integral Capital Management IV, LLC,
                      its General Partner

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager

                      INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                      By Integral Capital Partners NBT, LLC,
                      its General Partner

                      By        /s/ Pamela K. Hagenah
                                ------------------------------------------------
                                Pamela K. Hagenah
                                a Manager